UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SouthState Corporation

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SUPPLEMENT TO PROXY STATEMENT FOR THE
2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, APRIL 24, 2014

SouthState Corporation (“SouthState”) is writing to supplement the information in its proxy statement dated March 8, 2024 for the 2024 annual meeting of the shareholders to be held on April 24, 2024.

We ask shareholders to support and vote FOR Proposal 2, the Advisory Vote to Approve Our Executive Officer Compensation (“Say on Pay”).

As disclosed in every proxy statement since 2011, in July 2010, CenterState entered into employment agreements with each of Mr. John C. Corbett, our Chief Executive Officer, and Mr. Stephen D. Young, our Chief Strategy Officer (the “Grandfathered Agreements”). Each Grandfathered Agreement provided that the executive is entitled receive, in lieu of any other severance entitlement, the following payments upon a change in control:

●	a lump-sum cash payment equal to three times the highest annual compensation as reported on such executive’s Form W-2 over the three-year period immediately preceding the year in which the change in control occurred; and
●	an additional payment to account for any excise tax payable under Sections 280G and 4999 of the Internal Revenue Code (including any associated taxes thereon).

These Grandfathered Agreements have never been amended or terminated and thus remain in effect as is.

In June 2020, SouthState merged with CenterState Bank Corporation (the “CenterState Merger”). The CenterState Merger constituted a change in control of CenterState under the Grandfathered Agreements, entitling each of Messrs. Corbett and Young to the above-described change in control payments.

However, as previously disclosed, in connection with the CenterState Merger, Messrs. Corbett and Young voluntarily agreed to waive these change in control payments through entering into retention agreements (the “Retention Agreements”) with SouthState.  In lieu of these payments, the Retention Agreements provided that, if either (i) the executive’s employment was terminated without cause or for good reason within the three-year period following the CenterState Merger (i.e., a double-trigger event occurred) or (ii) if there was any other future change in control of the Company (i.e., a future single-trigger event occurred), then the change in control payment would be made at that time.

In short, these Retention Agreements were entered into solely to waive the change in control payout to which each executive would have been entitled in connection with the CenterState Merger. They were not intended to, and did not in any way, amend, terminate or supersede the Grandfathered Agreements.

The three-year period from the closing of the CenterState Merger, referenced in the Retention Letter, has now lapsed. Therefore, as there was no further reason for the Retention Agreements, which had served their intended purpose, SouthState and the executives agreed to terminate the Retention Agreements in February 2024. In doing so, both SouthState and the executives recognized that the Grandfathered Agreements would continue to govern a termination of employment or change in control. In short, the Grandfathered Agreements remained in effect as written since July 2010; they were never amended or terminated and thus have not been reinstated.

SouthState is fully aware and appreciative of potential shareholder concerns about the change in control provisions in the Grandfathered Agreements. To that end, SouthState has publicly committed not to enter into any new agreements or plans with single-trigger change in control provisions or excise tax gross-up protections. Because such provisions are part of Messers. Corbett’s and Young’s Grandfathered Agreements, however, SouthState is contractually obligated to adhere to such provisions and is unable to eliminate or modify such provisions without their consent. If Messrs. Corbett or Young’s Grandfathered Agreements are ever amended or replaced, we would expect provisions such as single-trigger severance and excise tax gross-up protection to be eliminated.

Notably, the overall compensation of our executive officers and the philosophy, policies and practices described in our proxy statement have historically earned robust shareholder support. Our Say on Pay proposals saw shareholder approval rates of over 98% in 2023 and 90% in 2022. In addition, during 2023, we participated in approximately 250 meetings with investors representing approximately 65% of SouthState shares, in which shareholders expressed no concern with the Grandfathered Agreements. We believe these results are a strong signal from our shareholders that SouthState sustains a pay for performance philosophy that consistently provides value to our shareholders.

We have been very transparent about the existence of the Grandfathered Agreements and Retention Agreements, describing the rationale for each in every proxy statement since the CenterState Merger in 2020.  Our decision to terminate the Retention Agreements after serving their intended purpose following the CenterState Merger should not be misinterpreted as an action to reinstate, amend, modify the Grandfathered Agreements, which have remained in full force as written since 2010.

The following statements from previously disclosed publicly filed documents and demonstrate that the existing Grandfathered Agreements were not “reinstated” nor amended, modified or terminated:

o	2024 Proxy - Page 58 (https://www.sec.gov/ix?doc=/Archives/edgar/data/764038/000155837024002793/ssb-20240424xdef14a.htm):
◾	“Prior to the CenterState Merger, CenterState was party to existing employment agreements with Messrs. Corbett, Matthews and Young which provided for payments in connection with a termination of employment or change in control of CenterState. The agreements were automatically assumed by and became agreements of the Company in connection with the CenterState Merger.

[…]

In light of the successful integration of the CenterState Merger, in February 2024, the Company agreed with each of Messrs. Corbett and Young that the structure entered into in connection with the CenterState Merger was no longer necessary and terminated the Retention Agreements such that the terms governing a termination of employment or change in control as provided under the Grandfathered Agreements should continue in effect” (emphasis added).

o	2019 10-K – Exhibit 10.35 (https://www.sec.gov/Archives/edgar/data/1102266/000156459020007443/csfl-ex1035_218.htm)
◾	Section 1: “This Letter Agreement supplements your Employment Agreement entered into with CenterState Banks, Inc., dated as of July 13, 2010 (the “Employment Agreement”), which will otherwise remain in full force and effect in accordance with its current terms” (emphasis added).

◾	Section 3: "For purposes of clarity, upon your termination of employment under any circumstances other than as set forth in clause (A) above, Article 4 of the Employment Agreement shall govern, and you shall be entitled to any payments and benefits as set forth therein.”

◾	Section 5: “Except as provided herein, all other terms of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.”

We trust this provides additional clarity of our executive compensation program and the rationale for the Grandfathered Agreements and Retention Agreements.  One of the most important objectives of the Board is to ensure the retention of a high-performing management team to create value for shareholders.  We believe these agreements, in the context of our entire executive compensation program, have been effective in achieving that objective.

We urge that our shareholders support and vote FOR Proposal 2, the Advisory Vote to Approve Our Executive Compensation.

Our proxy statement, this supplemental proxy material and our 2024 annual report are available at https://southstatecorporation.q4ir.com/overview/default.aspx.

Respectfully submitted,

/s/ Joshua A. Snively
Joshua A. Snively
Chairman of the Compensation Committee of the Board of Directors
/s/ Douglas J. Hertz
Douglas J. Hertz

Chairman of the Board of Directors